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                                                                      EXHIBIT 99



COMPANY PRESS RELEASE

RENAL CARE GROUP COMPLETES MERGER
TRANSACTION WITH CHICAGO-BASED PROVIDER
OF DIALYSIS SERVICES


NASHVILLE, Tenn.--(BUSINESS WIRE)--Feb. 3, 1999--Renal Care Group, Inc. (Nasdaq/NM: RCGI - news) today announced the completion of a merger transaction with Dialysis Centers of America, a Chicago, Illinois-based provider operating 12 dialysis centers in Chicago and surrounding areas. Approximately 25 nephrologists are affiliated with Dialysis Centers of America, and the Company serves approximately 1,700 patients with end stage renal disease. In addition, Dialysis Centers of America provides acute dialysis services to six local hospitals. The transaction, which is expected to be accretive to earnings, will be a tax-free exchange of stock and will be treated as a pooling-of-interests for accounting purposes. Renal Care Group issued approximately 3.2 million shares of common stock resulting in approximately 44 million shares of Renal Care Group common stock outstanding after the transaction.

Mr. Sam Brooks, president and chief executive officer of Renal Care Group, Inc., said, "The increasing number of nephrologists seeking an affiliation with Renal Care Group underscores our physician-driven heritage and the unswerving commitment of our physicians, staff and associates to optimal patient care. As a result of this transaction, Renal Care Group significantly increases the number of patients entrusting us with their care and becomes a leading provider in a major U.S. healthcare market."

Renal Care Group, Inc. is a nephrology services company that focuses on providing care to patients with kidney disease, including patients suffering from chronic kidney failure. Following this transaction, the Company will provide dialysis and ancillary services to approximately 13,200 patients through 172 owned outpatient dialysis centers in 21 states, in addition to providing acute dialysis services in 102 hospitals.

This press release contains forward-looking statements that involve various risks and uncertainties. Actual results could differ materially from those contained in these forward-looking statements due to certain factors, including business and economic conditions and availability of financing. These and other risks and uncertainties are detailed in the Company's reports filed with the SEC.



Contact:

Renal Care Group, Nashville
Ronald Hinds, 615/345-5500